EXHIBIT 10.58

November 15, 2004

Jeffrey A. Whitnell
5486 Ranier Drive
Lisle, IL 60532

Dear Jeffrey,

I am pleased to offer you the position of Senior Vice President, Finance and Chief Financial Officer, effective November 15, 2004 and based at our headquarters in Buffalo Grove. Your salary will be seven thousand three hundred seven dollars and sixty-nine cents ($7,307.69) bi-weekly and you will continue to report to Arthur Przybyl, President and Chief Executive Officer.

You will continue to be eligible to participate in Akorn’s Performance Incentive Program, with a potential annual bonus of thirty percent (30%), subject to plan details and Annual Board of Directors approval. In addition, you will receive an additional grant of stock options to purchase fifteen thousand (15,000) shares of Akorn, Inc., common stock, priced at closing price on the effective date of your promotion. Stock options are subject to the terms of the plan and an agreement, which each participant is required to sign.

Your benefits will, of course, remain unchanged. Your employment at Akorn will continue to be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contact of employment. All other provisions of your original offer letter remain unchanged.

Jeffrey, the entire management team wishes you the best of luck in your new assignment. Should you have any questions about this offer, or any matter related to your employment at Akorn, please do not hesitate to contact me.

Please indicate your acceptance of this opportunity and your understanding of the provisions outlined above by signing below and returning to my attention.

Respectfully,

/s/ Neill E. Shanahan

Neill E. Shanahan, Vice President
Human Resources

Cc: Karen Monson / Payroll

I acknowledge and understand the terms and conditions outlined above.

/s/ Jeffrey A. Whitnell	November 15, 2004

Jeffrey A. Whitnell	Date